                                                                 EXHIBIT 2.3


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                      among
                          ENGINEERING ANIMATION, INC.,
                              SHELL BEAVER L.L.C.,
                                       and
                       TECHNOLOGY COMPANY VENTURES, L.L.C.

                              _____________________

                          Dated as of November 12, 1997
                              _____________________

                                 TABLE OF CONTENTS

                               AMENDED AND RESTATED

                           AGREEMENT AND PLAN OF MERGER
ARTICLE I.     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .1
   1.1      THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.2.     CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
   1.3.     EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . .2
   1.4.     EFFECTS OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . .2
   1.5.     CERTIFICATE OF FORMATION AND OPERATING AGREEMENT . . . . . . . . .2
   1.6.     MANAGERS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . .2
   1.7.     SUB MEMBERSHIP INTEREST. . . . . . . . . . . . . . . . . . . . . .2
   1.8.     ACCOUNTING CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . .2

ARTICLE II.    CONVERSION AND EXCHANGE OF MEMBER INTERESTS . . . . . . . . . .2

   2.1.     CONVERSION OF VENTURES MEMBERSHIP INTERESTS. . . . . . . . . . . .2
   2.2.     EXCHANGE OF VENTURES MEMBERSHIP INTERESTS. . . . . . . . . . . . .3

ARTICLE III.   REPRESENTATIONS AND WARRANTIES REGARDING RTI. . . . . . . . . .4

   3.1.     CORPORATE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . .4
   3.2.     CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .4
   3.3.     REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
   3.4.     COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . . . . . . . . . .5
   3.5.     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .5
   3.6.     ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . .5
   3.7.     LEGAL PROCEEDINGS AND RESTRICTIONS . . . . . . . . . . . . . . . .5
   3.8.     TAXES AND TAX RETURNS. . . . . . . . . . . . . . . . . . . . . . .6
   3.9.     EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . .8
   3.10.    EMPLOYMENT AND LABOR RELATIONS . . . . . . . . . . . . . . . . . .10
   3.11.    CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
   3.12.    UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . .11
   3.13.    ENVIRONMENTAL LIABILITY. . . . . . . . . . . . . . . . . . . . . .11
   3.14.    TANGIBLE ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . .12
   3.15.    REAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . .12
   3.16.    INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . .13
   3.17.    INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
   3.18.    NOTES AND ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . .14
   3.19.    BANK ACCOUNTS AND POWERS OF ATTORNEY . . . . . . . . . . . . . . .14
   3.20.    GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
   3.21.    INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
   3.22.    SERVICE CONTRACTS AND WARRANTIES . . . . . . . . . . . . . . . . .14

   3.23.    CERTAIN RELATIONSHIPS. . . . . . . . . . . . . . . . . . . . . . .15
   3.24.    PPM/INFORMATION STATEMENT INFORMATION. . . . . . . . . . . . . . .15
   3.25.    CERTAIN CUSTOMER RELATIONSHIPS . . . . . . . . . . . . . . . . . .15

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF VENTURES. . . . . . . . . . .15

   4.1.     ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .15
   4.2.     OWNERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
   4.3.     AUTHORITY; NO VIOLATION. . . . . . . . . . . . . . . . . . . . . .16
   4.4.     CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . .16
   4.5.     REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
   4.6.     COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . . . . . . . . . .17
   4.7.     LEGAL PROCEEDINGS AND RESTRICTIONS . . . . . . . . . . . . . . . .17
   4.8.     UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . .17
   4.9.     PPM/INFORMATION STATEMENT INFORMATION. . . . . . . . . . . . . . .17
   4.10.    BROKER'S FEES. . . . . . . . . . . . . . . . . . . . . . . . . . .17
   4.11.    NO ACTIVITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .17
   4.12.    TAXES AND RETURNS. . . . . . . . . . . . . . . . . . . . . . . . .18
   4.13.    NO DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF EAI . . . . . . . . . . . . .19

   5.1.     CORPORATE ORGANIZATION . . . . . . . . . . . . . . . . . . . . . .19
   5.2.     CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .19
   5.3.     AUTHORITY; NO VIOLATION. . . . . . . . . . . . . . . . . . . . . .20
   5.4.     CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . .20
   5.5.     SEC REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .20
   5.6.     COMPLIANCE WITH APPLICABLE LAW . . . . . . . . . . . . . . . . . .21
   5.7.     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .21
   5.8.     ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . .21
   5.9.     PPM/INFORMATION STATEMENT INFORMATION. . . . . . . . . . . . . . .21
   5.10.    OWNERSHIP OF SUB; NO PRIOR ACTIVITIES. . . . . . . . . . . . . . .21
   5.11.    BROKER'S FEES. . . . . . . . . . . . . . . . . . . . . . . . . . .22
   5.12.    DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE VI.    COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . .22

   6.1.     CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. . . . . . . . . .22
   6.2.     VENTURES FORBEARANCES. . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE VII    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . .23

   7.1.     REGULATORY AND OTHER MATTERS . . . . . . . . . . . . . . . . . . .23
   7.2.     ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . .23
   7.3.     MEMBERS' APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . .24
   7.4.     NNM LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . .24
   7.5.     AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

   7.6.     ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . .24
   7.7.     ADVICE OF CHANGES. . . . . . . . . . . . . . . . . . . . . . . . .24
   7.8.     TAKEOVER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . .24
   7.9.     TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE VIII.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . .25

   8.1.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . . .25
   8.2.     CONDITIONS TO OBLIGATIONS OF EAI AND SUB TO EFFECT THE MERGER. . .26
   8.3.     CONDITIONS TO OBLIGATIONS OF VENTURES. . . . . . . . . . . . . . .27

ARTICLE IX.    TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . .28

   9.1.     TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .28
   9.2.     EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . .28
   9.3.     AMENDMENT; EXTENSION; WAIVER . . . . . . . . . . . . . . . . . . .29

ARTICLE X.     GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .29

   10.1.    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
   10.2.    NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
   10.3.    INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . .30
   10.4.    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .30
   10.5.    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .31
   10.6.    GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .31
   10.7.    SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . .31
   10.8.    PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
   10.9.    ASSIGNMENT; THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . .31
   10.10.   KNOWLEDGE AND AWARENESS. . . . . . . . . . . . . . . . . . . . . .31
   10.11.   CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . .31
   10.12.   POOLING OF INTERESTS ACCOUNTING. . . . . . . . . . . . . . . . . .32

EXHIBITS

A    -    Registration Rights Agreement
B    -    Affiliates Letter

                             INDEX OF DEFINED TERMS

Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Articles of Merger . . . . . . . . . . . . . . . . . . . . . . .    Section 1.3
Certificate of Merger  . . . . . . . . . . . . . . . . . . . . .     Section 1.3
Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 4.4
Delaware Secretary . . . . . . . . . . . . . . . . . . . . . . .     Section 1.3
Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . .        Art. III
DLLCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.1
EAI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
EAI Common Stock . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1(a)
EAI Stock Value  . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1(a)
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.3
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . Section 3.13(e)
ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.9(a)
ERISA Affiliates . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.9(f)
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 5.5
Exchange Consideration . . . . . . . . . . . . . . . . . . . . .  Section 2.1(a)
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 3.5
Governmental Authority . . . . . . . . . . . . . . . . . . . . .     Section 4.4
Hazardous Material . . . . . . . . . . . . . . . . . . . . . . . Section 3.13(e)
HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 4.4
Indemnifying Person. . . . . . . . . . . . . . . . . . . . . . .     Section 9.2
Intellectual Property  . . . . . . . . . . . . . . . . . . . . .    Section 3.16
Interim Financial Statements . . . . . . . . . . . . . . . . . .     Section 3.5
IRS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.9(b)
Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.11(d)
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 9.1
Material Adverse Effect  . . . . . . . . . . . . . . . . . . . .  Section 3.1(a)
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
1997 Balance Sheet . . . . . . . . . . . . . . . . . . . . . . .    Section 3.12
NNM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1(a)
OLLCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.1
Oregon Secretary . . . . . . . . . . . . . . . . . . . . . . . .     Section 1.3
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.2(a)
PPM/Information Statement  . . . . . . . . . . . . . . . . . . .    Section 3.24
Primary Customers  . . . . . . . . . . . . . . . . . . . . . . .    Section 3.25
Requisite Regulatory Approvals . . . . . . . . . . . . . . . . .  Section 8.1(a)
Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.8(c)
RTI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
RTI Common Stock . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1(b)
RTI Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .    Section 3.11
RTI Financial Statements . . . . . . . . . . . . . . . . . . . .     Section 3.5
RTI Options  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1(a)

RTI Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.9(a)
SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .     Section 5.5
Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.1(a)
Takeover Proposal  . . . . . . . . . . . . . . . . . . . . . . .  Section 7.8(b)
Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.8(c)
Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . . .        Recitals
Ventures Membership Interests. . . . . . . . . . . . . . . . . .  Section 2.1(a)

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 12, 1997 (the "Agreement"), by and among ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), SHELL BEAVER L.L.C., a Delaware limited liability company whose sole member is EAI ("Sub"), and TECHNOLOGY COMPANY VENTURES, L.L.C., an Oregon limited liability company ("Ventures").

     WHEREAS, Ventures is the majority shareholder of Rosetta Technologies, Inc., an Oregon corporation ("RTI");

     WHEREAS, EAI desires to acquire all of the outstanding shares of stock of RTI held by Ventures solely in exchange for voting stock of EAI;

     WHEREAS, the Board of Directors of EAI and the Boards of Managers of Sub and Ventures have determined that it is in the best interests of their respective companies and members and stockholders to consummate the business combination provided for in this Agreement in which, subject to the terms and conditions set forth herein, Ventures shall merge with and into Sub (the "Merger");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger;

     WHEREAS, the parties entered into an Agreement and Plan of Merger dated October 29, 1997, which they now wish to amend and restate to modify the registration rights of Ventures members who will receive stock of EAI pursuant to the Merger; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                               ARTICLE I.
                               THE MERGER

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Oregon Limited Liability Company Act (the "OLLCA") and Delaware Limited Liability Company Act (the "DLLCA"), at the Effective Time (as hereinafter defined) of the Merger, Ventures shall merge with and into Sub and Sub shall be the surviving limited liability company in the Merger. Upon consummation of the Merger, the separate existence of Ventures shall terminate. Pursuant to Treasury Regulations Section 301.7701-3(b)(ii), Sub shall be disregarded as an entity separate from EAI, and the parties shall, pursuant to
Section 84-111, 1984-2 C.B. 88, treat the Merger as (a) a transfer by Ventures to Sub of all of its assets consisting of shares of RTI common stock in exchange for EAI common stock, followed by (b) a liquidating distribution from Ventures to its members of all of the EAI common stock received by Ventures pursuant to the Merger.

     1.2. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, not later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII, unless extended by mutual agreement of the parties (the "Closing Date").

     1.3. EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") and the certificate of merger (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary") and the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date pursuant to the OLLCA and the DLLCA. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the OLLCA and the DLLCA, as the case may be.

     1.5. CERTIFICATE OF FORMATION AND OPERATING AGREEMENT. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, the certificate of formation and Operating Agreement of Sub shall be the certificate of formation and Operating Agreement of Sub as the surviving limited liability company in the Merger until thereafter amended in accordance with applicable law.

     1.6. MANAGERS AND OFFICERS. The managers and officers of Sub immediately prior to the Effective Time of the Merger shall continue as the managers and officers of Sub as the surviving limited liability company in the Merger, unless and until thereafter changed in accordance with the DLLCA and Sub's certificate of formation and Operating Agreement.

     1.7. SUB MEMBERSHIP INTEREST. At the Effective Time of the Merger, EAI's membership interest in Sub shall remain outstanding and shall not be affected by the Merger.

     1.8. ACCOUNTING CONSEQUENCES. EAI, Sub and Ventures intend that the Merger be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                    ARTICLE II.
                     CONVERSION AND EXCHANGE OF MEMBER INTERESTS

     2.1. CONVERSION OF VENTURES MEMBERSHIP INTERESTS. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of EAI, Sub, Ventures or any member of Ventures:

     (a) The membership interests in Ventures (the "Ventures Membership Interests") shall be converted into the right to receive an aggregate number of whole shares of the common stock, par value $.01 per share, of EAI (the "EAI Common Stock") (the "Exchange Consideration") determined as follows: the membership interests shall be exchanged for that number of shares of EAI Common Stock equal to the product obtained by multiplying (i) $25,550,000 divided by the average of the high and low per share sale price of the EAI Common Stock, as reported on the Nasdaq Stock Market National Market ("NNM") for each of the date hereof and the two immediately preceding trading days, as reported in the NNM listings published in THE WALL STREET JOURNAL (the "EAI Stock Value"), BY
(ii) 6,753,166 (or such other number of shares of common stock, par value $.001 per share, of RTI (the "RTI Common Stock") owned by Ventures immediately prior to the Effective Time of the Merger) divided by the sum of the total number of shares of RTI Common Stock outstanding immediately prior to the Effective Time plus the number of shares of RTI Common Stock issuable upon the exercise of all outstanding options to purchase RTI Common Stock (the "RTI Options") outstanding immediately prior to the Effective Time. EAI will allocate the Exchange Consideration among the members of Ventures in accordance with the liquidation provisions of the Ventures' Operating Agreement as instructed by Ventures. No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, each holder of a Ventures membership interest who otherwise would be entitled to receive a fractional share of EAI Common Stock will instead receive one additional whole share of EAI Common Stock.

     (b) The Ventures Membership Interests converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time of the Merger. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or RTI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Consideration.

     2.2. EXCHANGE OF VENTURES MEMBERSHIP INTERESTS. (a) At the Effective Time of the Merger, in accordance with and subject to other provisions of this Agreement, each member of Ventures shall receive, automatically and without any further action on such member's part, in exchange for such member's Ventures Membership Interest a certificate representing that number of whole shares of EAI Common Stock to which such member shall have become entitled. Upon such exchange, the Ventures Membership Interest shall forthwith be canceled.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that of the Ventures member, it shall be a condition of the issuance thereof that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

                                 ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES REGARDING RTI

Except as disclosed by Ventures in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), Ventures represents and warrants to EAI as follows:

     3.1. CORPORATE ORGANIZATION.  (a) RTI and the entities listed in
Section 3.1(b) of the Disclosure Schedule which are designated as subsidiaries in such Section ("Subsidiaries") are each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which is set forth in Section 3.1(b) of the Disclosure Schedule. RTI and each Subsidiary have the corporate power and authority to own or lease all of their respective properties and assets and to carry on their respective business as it is now being conducted, and are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties, profits, operations or financial condition (a "Material Adverse Effect") of RTI. Correct and complete copies of the Articles of Incorporation and By-Laws of RTI and the charter documents and by-laws of each Subsidiary, as in effect on the date of this Agreement, have been made available to EAI by RTI. For the purposes of this Article III, each reference to RTI shall also include each Subsidiary, unless the context requires otherwise.

     (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule, RTI does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     (c) The minute books of RTI accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the shareholders of RTI.

     3.2. CAPITALIZATION. The authorized capital stock of RTI consists of 25,000,000 shares of RTI Common Stock, of which 9,874,975 shares are issued and outstanding. The name and address of record of each record holder of RTI Common Stock and the number of shares owned by each, and the name and address of record of each holder of an RTI Option and the number of shares of RTI Common Stock which such holder may purchase, are set forth in Section 3.2 of the Disclosure Schedule. No shares of RTI Common Stock are held in RTI's treasury and no shares of RTI Common Stock are reserved for issuance other than those shares reserved for issuance under the RTI Options. All of the issued and outstanding shares of RTI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Other than the RTI Options listed in Section 3.2 of the Disclosure Schedule, RTI does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. REPORTS. RTI has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where failure to so file or pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RTI. No Governmental Authority has initiated any proceeding or, to the knowledge of Ventures, investigation into the business or operations of RTI.

     3.4. COMPLIANCE WITH APPLICABLE LAW. RTI holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to RTI, except where failure to so hold or such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RTI.

     3.5. FINANCIAL STATEMENTS. RTI has previously provided EAI with correct and complete copies of the following (collectively, the "RTI Financial Statements"): (a) the balance sheets of RTI as of June 30, 1997 and 1996, and the related statements of income and retained earnings and cash flows for the fiscal years ended June 30, 1997 and 1996, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to RTI, and (b) the unaudited balance sheets of RTI as of September 30, 1997 and the related unaudited statements of income for the period then ended (the "Interim Financial Statements"). The RTI Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the financial position of RTI as of the dates thereof, and the results of operations and cash flows of RTI for the respective fiscal periods or as of the respective dates thereof. Each of the RTI Financial Statements, including the notes thereto, has been, or will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of RTI have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

     3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since June 30, 1997, (i) RTI has not incurred any material liability that is not disclosed in the Interim Financial Statements, (ii) no event has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RTI, and (iii) RTI has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.6 of the Disclosure Schedule, since June 30, 1997, RTI has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or
(iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which could, either individually or in the aggregate, result in a Material Adverse Effect on RTI.

     3.7. LEGAL PROCEEDINGS AND RESTRICTIONS (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of Ventures, threatened against or directly and materially affecting RTI at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon RTI or its assets which has had, or would reasonably be expected to have, a Material Adverse Effect on RTI.

     3.8. TAXES AND TAX RETURNS.

     (a) (i) RTI (which term for purposes of this Section 3.8 shall include former subsidiaries of RTI for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by RTI to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Ventures' knowledge there is no basis for imposing any additional Taxes on RTI other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which RTI may be subject and RTI is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of RTI other than liens for Taxes not yet due or payable;

          (ii) RTI has paid, on the basis of RTI's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on RTI's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of September 30, 1997 shall be set forth in Section 3.8 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by RTI during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment or collection remains open, RTI has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or
     (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by RTI; and no other entity that was included in the filing of a Return with RTI on a consolidated, combined, or unitary basis has left RTI's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. RTI has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to RTI; and

          (v) There is no significant difference on the books of RTI between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b)  RTI:

          (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of
     Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
     Section 168 of the Code;

          (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (iii)     Was not acquired in a qualified stock purchase under
     Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to RTI;

          (iv) Is not and has not been subject to the provisions of
     Section 1503(d) of the Code related to "dual consolidated loss" rules;

          (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes, except as set out in the Disclosure Schedule;

          (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code; and

          (ix) No withholding of Taxes by EAI or Sub will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law.

     (c)  For purposes of this Agreement:

          (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

          (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.9. EMPLOYEE BENEFITS.

     (a) Section 3.9 of the Disclosure Schedule sets forth a list of each pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral maintained or contributed to by RTI or any ERISA Affiliate (as hereinafter defined) during the past three years and pursuant to which RTI has or could have any on-going liability (hereinafter referred to as the "RTI Plans").

     (b) RTI has made available to EAI, to the extent applicable to the particular RTI Plan, correct and complete copies of (i) each RTI Plan document, amendments thereto and board resolutions adopting such plans and amendments,
(ii) each current summary plan description, (iii) any and all material agreements, insurance policies and other documents related to any RTI Plan,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each RTI Plan, and (v) the three most recent Annual Reports -
Form 5500 (including accompanying schedules) and summary annual reports for each RTI Plan.

     (c) (i) Except as disclosed in Section 3.9 of the Disclosure Schedule, each RTI Plan and RTI have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the RTI Plans have at all times been properly administered in all material respects in accordance with all such laws and with their terms, (ii) each of the RTI Plans intended to be

"qualified" within the meaning of Code Section 401(a) is so qualified and, to the knowledge of Ventures, no facts exist that could reasonably be expected to affect adversely such "qualified" status (other than the failure to adopt amendments required to maintain an Employee Plan's tax-qualified status but for which the remedial amendment period of Code Section 401(b) has not expired as of the Closing Date), (iii) no RTI Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable law, including, but not limited to, Code Section 4980B(f) and ERISA Sections 601 through 609, (iv) there has not occurred nor, to the knowledge of Ventures, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code
Section 4975 or ERISA Section 406 that could result in any civil penalty under ERISA Section 502(i) or a tax under Code Section 4975, (v) RTI has not engaged in a transaction which could subject it to either a civil penalty under ERISA
Section 409 or a tax under Code Section 4976, (vi) there are no pending or, to the knowledge of Ventures, threatened claims (other than routine claims for benefits) with respect to any RTI Plan by, on behalf of or against RTI, any of the RTI Plans or any trusts related thereto, (vii) RTI has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any RTI Plan or as otherwise required by applicable law, (viii) RTI has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage, (ix) neither RTI nor any ERISA Affiliate has at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (x) neither RTI nor any ERISA Affiliate has at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001(a)(3), a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

     (d) Except as disclosed in Section 3.9 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of RTI,
(ii) increase any benefits otherwise payable under any RTI Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the RTI Options, or (iv) impair the rights of RTI under any RTI Plan.

     (e) There are no actions, claims, investigations or audits pending or, to Ventures' knowledge, threatened with respect to any RTI Plan (other than claims for benefits in the ordinary course) that will create any liability or obligation for Sub as the surviving limited liability company in the Merger with respect to any RTI Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f)  For purposes of this Agreement, "ERISA Affiliate" means RTI and
(i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which RTI is a member,
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which RTI is a member; and (iii) any member of an affiliated service group within the meaning of Section
414(m) or (o) of the Code of which RTI, any corporation described in clause
(i) above or any trade or business described in clause (ii) above is a member.

     3.10. EMPLOYMENT AND LABOR RELATIONS. To the knowledge of Ventures, no executive, key employee or group of employees has any plans to terminate its or their employment with RTI. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of Ventures threatened (and to the knowledge of Ventures there is no basis therefor which could be reasonably expected to have a Material Adverse Effect on RTI), against RTI, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against RTI under any applicable occupational safety and health laws in any jurisdiction in which RTI conducts business, other than routine actions which, individually or in the aggregate, are not material to RTI. All levies, assessments and penalties made against RTI pursuant to any applicable workers' compensation legislation in any jurisdiction in which RTI conducts business have been paid by RTI, other than such levies, assessments and penalties which, individually or in the aggregate, are not material to RTI. RTI is not a party to any contracts with any labor union or employee association nor has RTI made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. Ventures is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of RTI, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     3.11. CONTRACTS. Section 3.11 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of RTI become effective in the future, to which RTI is a party (collectively, the "RTI Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which RTI has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which RTI has imposed any liens, pledges, charges, encumbrances or security interests of any kind (collectively, "Liens") on any of its assets;

     (e)  any agreement concerning confidentiality or noncompetition;

     (f) any agreement with any director, officer, employee or shareholder of RTI or any of their affiliates;

     (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

     (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.16) used by RTI in the conduct of its business, or that is licensed by RTI for use by others;

     (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration would have a Material Adverse Effect on RTI; or

     (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

     RTI has made available to EAI a correct and complete copy of each RTI Contract. Except as set forth in Section 3.11 of the Disclosure Schedule,
(i) each RTI Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any RTI Contract nor effect a change in any of the terms of any RTI Contract, (iii) RTI is not, and, to Ventures' knowledge, no other party is, in breach or default of any RTI Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any RTI Contract, and (iv) RTI has not, and, to Ventures' knowledge, no other party has, repudiated any provision of any RTI Contract.

     3.12. UNDISCLOSED LIABILITIES. Except for liabilities (i) that are fully reflected or reserved against on the June 30, 1997 balance sheet of RTI (the "1997 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since June 30, 1997, or (iii) that are fully reflected or reserved against in the Interim Financial Statements, RTI has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.13.     ENVIRONMENTAL LIABILITY.

     (a) RTI has not received any notice, and Ventures does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against RTI or any of the real properties now or formerly owned, leased or operated by RTI or other assets of RTI, alleging any damage to the environment or violation of any Environmental Laws;

     (b) Ventures does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by RTI or to other assets of RTI or their use;

     (c) RTI has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws; and

     (d) All buildings on all real properties now owned, leased or operated by RTI are in compliance with applicable Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on RTI.

     (e)  For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances, the removal of which, as of the date hereof, may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is restricted or prohibited by any Environmental Law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.14. TANGIBLE ASSETS. RTI has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1997 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. RTI owns or leases pursuant to a RTI Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.14 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by RTI that have a value in excess of $10,000.

     3.15. REAL PROPERTY. RTI does not own any real property. Section 3.15 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to RTI. RTI has made available to EAI correct and complete copies of each such lease and sublease. Except as set forth in Section 3.15 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) RTI is not, and, to the knowledge of Ventures, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

     (d) neither RTI nor, to the knowledge of Ventures, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

     (e) there are no oral agreements in effect as to each such lease or sublease;

     (f) to the knowledge of Ventures, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

     (g) RTI has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.16.     INTELLECTUAL PROPERTY.  (a) Section 3.16 of the Disclosure
Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to RTI (collectively the "Intellectual Property"). RTI has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 3.16 of the Disclosure Schedule:

          (i) RTI possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of Ventures is RTI subject to any such challenge;

          (iii) RTI has taken all necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.16 of the Disclosure Schedule; and

          (iv) the Intellectual Property will be owned or available for use by RTI on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on RTI's rights, title and interest in and to any of the rights set forth in Section 3.16 of the Disclosure Schedule.

     (b) To the knowledge of Ventures, (i) RTI has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties, nor is RTI currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon or misappropriated any Intellectual Property rights of RTI that would result in a Material Adverse Effect on RTI, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of RTI.

     3.17. INVENTORY. No material portion of the inventory of RTI is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective. Substantially all of the inventory of RTI consists of items of a quantity and quality which are usable and salable in the ordinary course of business.

     3.18. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of RTI are reflected properly on RTI's books and records, are not subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts established in accordance with the past practice of RTI.

     3.19. BANK ACCOUNTS AND POWERS OF ATTORNEY. Section 3.19 of the Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by RTI at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of RTI.

     3.20. GUARANTIES. RTI is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.21. INSURANCE. Section 3.21 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which RTI is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to RTI. The coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by RTI. RTI is in substantial compliance with all conditions contained in such policies.

     3.22.     SERVICE CONTRACTS AND WARRANTIES.  Except as set out in
Section 3.22 of the Disclosure Schedule, RTI is not a party to any service contract pursuant to which services are provided by RTI to a third party.
Section 3.22 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by RTI.

     3.23. CERTAIN RELATIONSHIPS. No shareholder, director, officer or, to Ventures' knowledge, employee of RTI (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of RTI, or (ii) is indebted to RTI in an amount in excess of $1,000 in any individual case, or
(iii) owns any asset, tangible or intangible, which is used in the business of RTI, other than assets that are immaterial in value; and RTI has not entered into any transaction (including the furnishing of goods or services) with any shareholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to RTI than would be obtained in a comparable arm's-length transaction with a third party.

     3.24. PPM/INFORMATION STATEMENT INFORMATION. None of the written information to be supplied by RTI for inclusion in the private placement memorandum and information statement contemplated by this Agreement (the "PPM/Information Statement") will, at the time the PPM/Information Statement is mailed to Ventures members, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.25. CERTAIN CUSTOMER RELATIONSHIPS. Section 3.25 of the Disclosure Schedule contains an accurate list of RTI's ten largest customers for the fifteen month period ending September 30, 1997 (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from RTI during such period. RTI has not received any notice and does not otherwise have knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from RTI.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF VENTURES

     Except as disclosed by Ventures in the Disclosure Schedule, Ventures represents and warrants to EAI as follows:

     4.1. ORGANIZATION. (a) Ventures is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon and shall become a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Ventures has the power and authority to own its assets and to carry on its business as now conducted and is, and will be on the Closing Date, in good standing in each jurisdiction in which the nature of the business conducted by it or the character of its assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Ventures. Correct and complete copies of the certificate of formation, the Operating Agreement and other governing documents of Ventures, as in effect on the date of this Agreement, have been made available to EAI by Ventures.

     (b) Other than the 6,753,166 shares of RTI Common Stock owned by Ventures, Ventures does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     4.2. OWNERS. The name, the address of record and the total dollar amount of the capital account of each Ventures member is set forth in Section 4.2 of the Disclosure Schedule. Ventures does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuing of any Ventures Membership Interest.

     4.3. AUTHORITY; NO VIOLATION. (a) Ventures has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Managers of Ventures. Except for the adoption of this Agreement by the members of Ventures, no other proceedings on the part of Ventures are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ventures and, assuming due authorization and execution by EAI and Sub, constitutes a valid and binding obligation of Ventures, enforceable against Ventures in accordance with its terms.

     (b) The execution and delivery of this Agreement by Ventures, the consummation by Ventures of the transactions contemplated hereby, and the compliance by Ventures with the terms or provisions hereof, shall not
(i) violate any provision of the certificate of formation or the Operating Agreement of Ventures, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Ventures or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Liens upon any of the properties or assets of Ventures under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Ventures is a party, or by which it or any of its properties or assets may be bound or affected, except where such violation, conflict, breach, loss, increase, default, termination, acceleration or Lien which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Ventures.

     4.4. CONSENTS AND APPROVALS.   Except for (i) the Notification and Report
Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Filing") and the expiration of the waiting period thereunder, (ii) the filing of the Articles of Merger and the Certificate of Merger with the Oregon Secretary and the Delaware Secretary, respectively, pursuant to the OLLCA and the DLLCA, and (iii) the approval of this Agreement by the members of Ventures, no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or any third party are necessary in connection with the execution and delivery by Ventures of this Agreement and the consummation by Ventures of the Merger and the other transactions contemplated by this Agreement.

     4.5. REPORTS. Ventures has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where failure to so file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Ventures. No Governmental Authority has initiated any proceeding or, to the knowledge of Ventures, investigation into the business or operations of Ventures.

     4.6. COMPLIANCE WITH APPLICABLE LAW. Ventures holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to Ventures, except where failure to so hold or such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ventures.

     4.7. LEGAL PROCEEDINGS AND RESTRICTIONS.   (a) There are no actions, suits,
proceedings, claims or investigations pending, or to the knowledge of Ventures, threatened against or directly and materially affecting Ventures at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon Ventures or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Ventures.

     4.8. UNDISCLOSED LIABILITIES. Ventures has no liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     4.9. PPM/INFORMATION STATEMENT INFORMATION. None of the written information to be supplied by Ventures for inclusion in the PPM/Information Statement will, at the time the PPM/Information Statement is mailed to the members of Ventures, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.10. BROKER'S FEES. Neither Ventures nor, to the knowledge of Ventures, any of its managers, officers, employees or affiliate or any other person has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.11. NO ACTIVITIES. Ventures was formed for the sole purpose of acquiring and holding RTI Common Stock. As of the date hereof and the Effective Time of the Merger, Ventures has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangement with any person, except for this Agreement and the transactions contemplated hereby, and owns no assets other than RTI Common Stock.

     4.12.     TAXES AND RETURNS.

     (a) (i) Ventures (which term for purposes of this Section 4.12 shall include any former subsidiaries of Ventures for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by Ventures to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To Ventures' knowledge there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Ventures may be subject and Ventures is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of Ventures other than liens for Taxes not yet due or payable;

          (ii) Ventures has paid, on the basis of Ventures' good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on Ventures' books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of September 30, 1997 shall be set forth in Section 4.12 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by Ventures during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) Since its formation, Ventures has been properly classified as a partnership for federal, state and local income tax purposes and has filed its income tax returns as a partnership. Ventures has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) There is no significant difference on the books of Ventures between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b)  Ventures:

          (i) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

          (ii) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (iii) Will not owe any federal, state or local taxes as a result of the merger into Sub; and

          (iv) No withholding of Taxes by EAI or Sub will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and Ventures will provide any required certificates to avoid any such withholding.

     4.13. NO DISCLOSURE. No representation or warranty by Ventures contained in this Agreement (including the Representations and Warranties relating to RTI set forth in Article III hereof, the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by Ventures to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                 ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to Ventures as follows:

     5.1. CORPORATE ORGANIZATION. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to Ventures by EAI.

     5.2. CAPITALIZATION. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, of which as of September 30, 1997, 5,759,234 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. As of September 30, 1997, no shares of EAI Common Stock were held in EAI's treasury. As of September 30, 1997, there were 2,099,522 shares of EAI Common Stock reserved for issuance under EAI stock options, including 1,352,477 shares of EAI Common Stock reserved for issuance under options outstanding as of September 30, 1997. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     5.3. AUTHORITY; NO VIOLATION. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and, assuming due authorization and execution by Ventures, constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     5.4. CONSENTS AND APPROVALS. Except for (i) the HSR Filing and the expiration of the waiting period thereunder, (ii) the filing of the Articles of Merger and the Certificate of Merger with the Oregon Secretary and Delaware Secretary, respectively, pursuant to the OLLCA and the DLLCA, (iii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI or Sub of this Agreement and the consummation by EAI and Sub of the Merger and the other transactions contemplated by this Agreement.

     5.5. SEC REPORTS. The annual report on Form 10-K of EAI for the fiscal year ended December 31, 1996, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report (the "SEC Reports"), have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     5.6. COMPLIANCE WITH APPLICABLE LAW. EAI holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to EAI, except where failure to so hold or such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on EAI.

     5.7. FINANCIAL STATEMENTS. The EAI financial statements set forth in the SEC Reports fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the financial position of EAI as of the dates thereof, and the results of operations and cash flows of EAI for the respective fiscal periods or as of the respective dates thereof. Each of the EAI financial statements set forth in the SEC Reports, including the notes thereto, has been, or will be, prepared in accordance with GAAP consistently applied during the periods involved.

     5.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in a report filed under the Exchange Act or as set forth on the Disclosure Schedule, since December 31, 1996, (i) EAI has not incurred any material liability that is not disclosed in the EAI financial statements and (ii) no event has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on EAI.

     5.9. PPM/INFORMATION STATEMENT INFORMATION. None of the information that EAI will include or incorporate by reference in the PPM/Information Statement will, at the time the PPM/Information Statement is mailed to the Ventures members, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the PPM/Information Statement based on written information supplied by Ventures or RTI specifically for inclusion therein.

     5.10.     OWNERSHIP OF SUB; NO PRIOR ACTIVITIES.

     (a) Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement; is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (b) As of the Effective Time of the Merger, EAI will be the sole member of Sub. As of such Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Sub is a party of any character relating to the membership interest in, or other equity interests in, Sub or obligating Sub to grant, issue or sell any membership interest in, or other equity interests in, Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Sub to repurchase, redeem or otherwise acquire any membership interest in Sub.

     (c) As of the date hereof and the Effective Time of the Merger, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or except as disclosed to Ventures, Sub has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.n.

     5.11. BROKER'S FEES. Neither EAI nor, to the knowledge of EAI, any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     5.12. DISCLOSURE. No representation or warranty by EAI contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by EAI to Ventures in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE VI.
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement, Ventures shall (i) not conduct any business, incur any liability or otherwise operate other than to hold the RTI Common Stock it owns, (ii) not knowingly take any action that would prevent or impede the Merger for qualifying for "pooling of interests" accounting treatment, or would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, and (iii) not knowingly take any action which would adversely affect or delay the ability of Ventures, Sub or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     6.2. VENTURES FORBEARANCES.   During the period from the date of this
Agreement to the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement, Ventures shall not, without the prior written consent of EAI:

     (a) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or cancel or release any indebtedness or claims owed to or held by Ventures or by any Person, except in the ordinary course of business consistent with past practice;

     (b) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (c) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any agreement, or change any terms in any existing agreement, other than renewals or changes in immaterial terms thereof;

     (d) increase in any manner the compensation or fringe benefits of any of its managers other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (e)  settle any claim, action or proceeding involving money damages; or

     (f) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or
(iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                 ARTICLE VII.
                            ADDITIONAL AGREEMENTS

     7.1. REGULATORY AND OTHER MATTERS (a) EAI, with the cooperation of Ventures and RTI, shall promptly prepare the PPM/Information Statement.
Ventures shall, and shall cause RTI to, upon request, furnish EAI with all information or documents concerning Ventures and RTI and their respective directors, managers, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with the PPM/Information Statement. EAI shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this Agreement, and Ventures shall, and shall cause RTI to, furnish all information concerning Ventures and RTI and the members of Ventures and the holders of RTI Common Stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings, including the HSR Filing, and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     7.2. ACCESS TO INFORMATION. Upon reasonable notice, Ventures shall cause RTI to afford to the officers, employees, accountants, counsel and other representatives of EAI reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all of RTI's books and records, properties and contracts, and, during such period,

Ventures shall cause RTI to make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     7.3. MEMBERS' APPROVAL. Ventures shall seek the necessary approval from its members of this Agreement and the Merger as required by its certificate of formation, its Operating Agreement and OLLCA, as soon as reasonably practicable after the PPM/Information Statement is mailed.

     7.4. NNM LISTING. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time of the Merger.

     7.5. AFFILIATES. Prior to the Effective Time of the Merger, Ventures shall obtain from each member a written agreement substantially in the form attached as EXHIBIT B.

     7.6. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Sub with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers, managers and directors of each party to this Agreement shall take all such necessary or advisable action.

     7.7. ADVICE OF CHANGES. Ventures shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on Ventures or RTI, as the case may be, or which Ventures believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. EAI shall promptly advise Ventures of any change or event which is likely to have a Material Adverse Effect on EAI or which EAI believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     7.8. TAKEOVER PROPOSALS. (a) Ventures agrees that from and after its execution of this Agreement through the Effective Time of the Merger, it shall not, and it shall instruct its managers and officers and all investment bankers, attorneys or other advisors or representatives retained by it not to,
(i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving Ventures or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, Ventures, other than by EAI as contemplated by this Agreement.

     (c) Ventures shall be entitled to furnish a copy of this Section 7.8 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

     (d) Ventures agrees that it shall not vote its shares of RTI Common Stock in favor of any transaction between RTI and any third party other than EAI or one of its subsidiaries or affiliates that constitutes (i) a merger, consolidation or other business combination involving RTI, or (ii) the acquisition by such a third party of a material equity interest in, or a substantial portion of the assets of, RTI.

     7.9. TAX MATTERS. (a) Ventures will use its best efforts to provide EAI information as to the adjusted tax basis of the RTI Common Stock it owns.

     (b) The members of Ventures shall be responsible for and shall pay any Taxes due from them or Ventures (or any successor) as a result of the Merger. The members of Ventures shall be responsible for filing any required Returns for Ventures for all periods ending on or before the Closing Date.

                                  ARTICLE VIII.
                              CONDITIONS PRECEDENT

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) APPROVALS AND CONSENTS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (b) NNM LISTING. The shares of EAI Common Stock which shall be issued to the members of Ventures upon consummation of the Merger shall have been authorized for listing on the NNM, subject to official notice of issuance.

     (c) BLUE SKY. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to this Agreement and the Merger.

     (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing, or material legal action relating to, the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

     (e) FEDERAL TAX OPINION. Ventures and its members shall have received an opinion of Arthur Andersen LLP in form and substance reasonably satisfactory to them on or about the date that is two business days prior to the date the PPM/Information Statement is first mailed to members of Ventures, substantially to the effect that the discussion in the PPM/Information Statement under the caption "The Merger--Certain Federal
Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters and such opinion shall not have been withdrawn or modified in any material respect on the Closing Date. In rendering such opinion, Arthur Andersen LLP may require and rely upon representations contained in certificates of officers, managers, members or shareholders of EAI, Sub and Ventures, which certificates shall have been executed and delivered to Arthur Andersen LLP at such times as reasonably requested in connection with its delivery of an opinion with respect to the Merger.

     (f) REGISTRATION RIGHTS AGREEMENT. EAI and each member of Ventures shall have entered into a Registration Rights Agreement substantially in the form of EXHIBIT A hereto.

     (g) VENTURES MEMBER APPROVAL. This Agreement and the transactions contemplated hereby shall have been unanimously approved by the members of Ventures.

     8.2. CONDITIONS TO OBLIGATIONS OF EAI AND SUB TO EFFECT THE MERGER. The obligation of EAI and Sub to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Ventures set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of Ventures that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of Ventures by its principal officers to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF VENTURES. Ventures shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EAI shall have received a certificate signed on behalf of Ventures by its principal officers to such effect.

     (c) AFFILIATES AGREEMENTS. EAI shall have received executed letter agreements substantially in the form attached as EXHIBIT B from each member of Ventures.

     (d)  POOLING OF INTERESTS LETTERS.  EAI shall have received (i) from
Ernst & Young, LLP a letter dated on or about the date that is two business days prior to the date the PPM/Information Statement is first mailed to members of Ventures, in form and substance acceptable to EAI, to the effect that the business combination to be effected by the Merger will qualify for accounting as a "pooling of interests" by EAI for purposes of its consolidated financial statements under GAAP and applicable rules and regulations of the Securities and Exchange Commission, and (ii) from Arthur Andersen LLP a letter dated on or about the date that is two business days prior to the date the PPM/Information Statement is first mailed to members of Ventures, in form and substance acceptable to EAI, to the effect that Ventures may be a party to a business combination that will qualify for accounting as a "pooling of interests" by EAI for purposes of its consolidated financial statements under GAAP and applicable rules and regulations of the Securities and Exchange Commission, and such letters shall not have been withdrawn or modified in any material respect on the Closing Date. No action shall have been taken or proposed by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or proposed by any Governmental
Authority that would prevent EAI from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (e) LEGAL OPINION; CLOSING CERTIFICATES. EAI shall have received from Venture Counsel P.C. or Perkins Coie, counsel to Ventures, an opinion reasonably acceptable to EAI and its counsel, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.

     (f) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on Ventures or RTI.

     8.3. CONDITIONS TO OBLIGATIONS OF VENTURES. The obligation of Ventures to effect the Merger is also subject to the satisfaction or waiver by Ventures at or prior to the Effective Date of the Merger of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Ventures shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ventures shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

     (c) LEGAL OPINION; CLOSING CERTIFICATES. Ventures shall have received from Gardner, Carton & Douglas, special counsel to EAI, an opinion reasonably acceptable to Ventures and its counsel, together with such customary closing documents and certificates as Ventures or its counsel shall reasonably request.

     (d) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

                                   ARTICLE IX.
                            TERMINATION AND AMENDMENT

     9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the members of Ventures:

     (a) by mutual consent of Ventures and EAI in a written instrument, if the Board of Directors or Managers of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Managers of Ventures or the Board of Directors of EAI, if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Managers of Ventures or the Board of Directors of EAI (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if
(x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to December 31, 1997, (y) the Closing shall not have occurred on or before December 31, 1997; PROVIDED, HOWEVER, that neither the Board of Managers nor the Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act or some similar event beyond the control of both parties shall not have occurred by such date, or
(z) the Closing shall not have occurred on or before March 31, 1998;

PROVIDED, HOWEVER, if the members of Ventures shall have refused to approve the Merger, then this Agreement shall automatically be terminated as of the date of such failure to approve without further action of any of the parties hereto and, within two days of such termination, Ventures shall pay to EAI $250,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account), unless EAI is otherwise reimbursed.

     9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Ventures or EAI as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Ventures, EAI, Sub or any of their directors, managers or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 10.1, the final proviso clause of Section 9.1 and this Section 9.2 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, neither Ventures nor EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     9.3. AMENDMENT; EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties hereto, by action taken or authorized by their respective Board of Directors or Managers, may, to the extent legally allowed,
(i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto,
(iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the members of Ventures, there may not be, without further approval of such members, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such members hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE X.
                             GENERAL PROVISIONS

     10.1.     EXPENSES.  Except as set forth in the final proviso clause of
Section 9.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     10.2. NOTICES. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (PROVIDED there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to EAI, to:
          Engineering Animation, Inc.
          2321 North Loop Drive
          Ames, Oregon Iowa 50010
          Attention:  Jamie A. Wade
          Vice President of Administration, General Counsel and Secretary
          Fax:  (515) 296-6941

          with a copy to:

          Gardner, Carton & Douglas
          321 North Clark Street, Suite 3400
          Chicago, Illinois 60610
          Attention:  Nancy M. Borders
          Fax:  (312) 644-3381
          and

     (b)  if to Ventures, to:
          Technology Company Ventures, L.L.C.
          c/o Rosetta Technologies, Inc.
          15220 N.W. Greenbriar Parkway
          Beaverton, Oregon  97006
          Attention:  Michael N. Barry, President
          Fax:  (503) 531-0401

          with copies to:

          Venture Counsel P.C.
          1230 S.W. First Avenue, Suite 250
          Portland, Oregon  97204
          Attention:  David R. Clarke
          Fax:  (503) 225-0799

          and

          Perkins Coie
          1211 S.W. Fifth Avenue
          Portland, Oregon 97204
          Attention:  Cynthia Clarfield-Hess
          Fax:  (503) 727-2222

     10.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, Ventures or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     10.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     10.5. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     10.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

     10.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.8. PUBLICITY. Except as otherwise required by applicable law or the rules of the NNM, neither Ventures nor EAI shall, nor shall they permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     10.9. ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.10. KNOWLEDGE AND AWARENESS. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's directors, managers, officers, shareholders or members who are active in the business of the entity and other persons exercising supervisory authority.

     10.11. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     10.12. POOLING OF INTERESTS ACCOUNTING. In the event that EAI or Ventures becomes aware of any provisions of this Agreement which would prevent the Merger from being accounted for as a pooling of interests, such parties shall negotiate in good faith with a view toward amending this Agreement in a manner which would permit the Merger to be accounted for as a pooling of interests.

     IN WITNESS WHEREOF, EAI, Sub and Ventures have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written. ENGINEERING ANIMATION, INC.


By:  /s/ Matthew M. Rizai
     --------------------------------
     Matthew M. Rizai
     Chief Executive Officer, President and Treasurer

SHELL BEAVER L.L.C.


By:  /s/ Matthew M. Rizai
     --------------------------------
     Matthew M. Rizai
     Chief Executive Officer, President and Treasurer

TECHNOLOGY COMPANY VENTURES, L.L.C.


By:  /s/ John P. Crowe
     --------------------------------
     John P. Crowe
     Manager


AGREED TO WITH RESPECT TO SECTION 7.9:

JFJ VENTURES, L.L.C.


By:  /s/ John P. Crowe
     --------------------------------
     John P. Crowe
     Co-Manager


MIKEN, INC.


By:  /s/ Michael N. Barry
     --------------------------------
     Michael N. Barry
     President